Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

**MXE - Q3 2009 MXenergy Earnings Conference Call

Event Date/Time: May. 21. 2009 / 10:00AM ET

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CORPORATE PARTICIPANTS

Carole Artman-Hodge

MXenergy - EVP

Jeffrey Mayer

MXenergy - President, CEO

Chaitu Parikh

MXenergy - CFO

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to MXenergy’s Third Quarter 2009 Earnings Conference Call. My name is Mary and I will be your coordinator for today.

At this time all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operating Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Ms. Robi Artman-Hodge, Executive Vice President. Please proceed.

Carole Artman-Hodge  — MXenergy - EVP

Thank you, Mary, and good morning, everyone. I am Robi Artman-Hodge, Executive Vice President of MXenergy Holdings Inc.

Today we will be reviewing our financial results for the quarter ended March 31, 2009 which is the third quarter of our fiscal year. During the call MXenergy Holdings Inc. may also be referred to as MXenergy, the Company, we or us.

Before we begin, I’d like to remind you that certain statements made during the conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because of these forward-looking statements involving known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described in our annual report on Form 10K for the year ended June 30, 2008, and in our current report on Form 10Q for the quarter ended March 31, 2009.

All information is current as of the date of this call and the company undertakes no duty to update the information.

We will take questions at the end of the call. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company. We will not be able to address events occurring after March 31, 2009 which have not previously been disclosed.

I’m joined today by Jeffrey A. Mayer, President and Chief Executive Officer of MXenergy, and by Chaitu Parikh, our Chief Financial Officer. And now I’ll turn the call over to Jeff Mayer for an overview of our operating results.

Jeffrey Mayer  — MXenergy - President, CEO

Thank you, Robi, and good morning, everyone. Thanks for joining us. Today we are reviewing our results for the quarterly and year to date periods ended March 31, 2009. For the nine months ended March 31, 2009, our sales mix was 86% natural gas and 14% electricity. Because of our concentration in natural gas customers, the third quarter of our fiscal year, which includes most of the winter heating season, is significant in terms of overall yearly results for the Company.

In many ways the operational and financial success for our entire fiscal year depends upon a strong winter for our natural gas business. That said, adjusted earnings before interest, tax depreciation and amortization, stock compensation, and unrealized gains or losses from risk management activities, which we refer to as adjusted EBITDA, for the third quarter ended March 31, 2009 was approximately $49 million which represents a 54% increase from the approximately $32 million of adjusted EBITDA reported for the same quarter in the prior fiscal year.

These strong quarterly results boosted adjusted EBITDA to about $54 million for the nine months ended March 31, 2009 which represents a 47% increase from results reported for the same period in the prior fiscal year. The year to date increase in adjusted EBITDA stemmed primarily from higher gross profit per MMBtu of natural gas sold, higher gross profit per megawatt hour of electricity sold, and to a lesser extent to higher volumes of natural gas and electricity sold to our customers.

Gross profit per MMBtu of natural gas sold increased approximately 6% to $1.91 for the nine months ended March 31, 2009 from $1.80 per MMBtu for the same period in the prior fiscal year.

For electricity, gross profit per megawatt hour sold increased approximately 36% to $25.69 for the nine months ended March 31, 2009, up from $18.91 for the same period in the prior fiscal year.

The volume of natural gas sold was 4% higher for the nine months ended March 31, 2009 as a result of greater consumption by our customers due to colder than normal weather across our territories. However, we served approximately 2% fewer average natural gas RCEs (or residential customer equivalents) during the nine months ended March 31, 2009 than in the same period for the prior fiscal year.

For electricity, an increase of 62% in sales volumes was due primarily to a 56% increase in average RCEs served for that period. The positive impact of higher volumes and increased unit margins of natural gas and electricity sold was partially offset by about $3 million in higher operating expenses for the nine months ended March 31, 2009 as compared with the same period last fiscal year. This was primarily due to a higher provision for doubtful accounts and amortization of higher total customer acquisition costs.

Deteriorating economic conditions have resulted in higher charge offs, higher allowance for doubtful account requirements, and increased credit related attrition in our markets during the first nine months of fiscal year 2009 as compared with the prior fiscal year. This was particularly true for markets where LDCs do not guarantee our customer accounts receivable such as in Georgia and Texas and also for certain LDC guaranteed markets such as our Ohio, Michigan and Indiana territories.

Credit related attrition was particularly high in Georgia partially due to expected credit quality issues within the portfolio of customers that we acquired from Catalyst Natural Gas LLC, which I’ll refer to as Catalyst, in October 2008.

During the nine months ended March 31, 2009, we initiated aggressive actions to disconnect service to delinquent customers and to enhance credit standards for existing and prospective customers.

In addition to contributing to higher attrition, our enhanced credit standards also resulted in an increase in the number of potential new customers that were denied service due to credit quality concerns. The Company continues to closely monitor economic conditions and actual collections data within these and other markets for signs of any negative, long term trends which could result in higher allowances for bad debt or early termination of fixed rate contracts.

As we reported previously, during the first six months of fiscal year 2009, our business experienced liquidity constraints due to a sharp drop in the price of natural gas resulting in the following general impacts. First, we requested and received amendments to our revolving credit facility and our hedge facility.

These amendments, while providing relief, also resulted in high financing fees which were deferred and are being amortized to interest expense through July 2009. Second, the amendments also require that we seek a liquidity event which must include one or both of the following — 1 — the repayment in full of all of the obligations under the revolving credit facility and termination of the revolving commitments thereunder, or 2 — an equity contribution to the company in an amount not less than $75 million which must be made on terms and conditions satisfactory to Societe Generale and the majority of lenders at their sole discretion. This we would refer to as a liquidity event.

Although we have had waived certain milestone dates related to a liquidity event, we are in compliance with the amended provisions of the revolving credit agreement.

Amendments to our hedge facility placed limitations on our hedging program and on the products we can offer to our customers. This is the third impact of these revisions.  [Editor’s Note: The transcript has been edited to reflect that the amendments to our hedge facility placed limitations, not positions, on our hedging program.]

In response to these amendments and as part of an overall corporate strategy to manage our liquidity position, we intentionally curtailed sales and marketing activities. And finally, we’ve reviewed and reduced our cash expenses in order to conserve cash.

Our average annual in contract attrition was approximately 32% for the 12 months ended March 31, 2009 which is higher than the 22% average in contract customer attrition we experienced for the three year period ended June 30, 2008.

In contract attrition was particularly high during the three months ended March 31, 2009 and the three months ended December 31, 2008 as compared with prior quarterly reporting periods during fiscal year 2009 and 2008.

There are a few key reasons for this higher in contract attrition. First, we had an expected increase in attrition in Georgia related to the Catalyst acquisition I mentioned before which we had completed in October 2008. With each acquisition MXenergy expects and typically experiences an increase in attrition from our normal levels.

Second, as a result of hedging limitations placed on us by amendments to the hedge facility, we had fewer contract options to offer customers who called to terminate their contracts and were particularly limited by our inability to extend contracts sufficiently to offer a substantively lower blended fixed rate.

And third, we also continued our aggressive approach toward disconnecting service to customers that were delinquent on account balances which sped up the loss of customers in our non-guaranteed markets. As I have mentioned on previous calls, we diligently review the credit worthiness of our customer portfolio and adjust it to market conditions. Given the current environment, we made the decision to further enhance the credit quality of our new customers. This resulted in the rejection for credit reasons of a number of prospective new customers.

Because of the limitations under our hedge facility, we limited the number of and the term of fixed rate offers during this period of substantially lower commodity prices. Although there was increased demand for longer term fixed rate contracts, we could not meet the demand and this resulted in lost customer acquisition opportunities.

Finally, to conserve cash we curtailed certain marketing and sales activities, including reducing our sales channels. As a result of this decision, we believe the number of new customers acquired during the period was less than what would have been acquired had we continued in the normal course.

Regarding our current liquidity position, our strong third quarter results have helped to alleviate much of our short term concern over liquidity. However, in accordance with our amended revolving credit facility, we continue to seek a  liquidity event as I described before and have made significant progress toward that end.

In May 2009, we again amended the revolving credit facility and hedge facility to extend the May 15, 2009 milestone date for a signed agreement related to a liquidity event to May 29, 2009. We’re currently in compliance with all terms and conditions of both facilities. National economic conditions continue to be challenging and the availability of credit and liquidity remain unpredictable.

I will now turn the call over to Chaitu Parikh for a more detailed discussion of our quarterly financial results and our liquidity position.

Chaitu Parikh  — MXenergy - CFO

Thank you, Jeff. For purposes of this commentary, I’ll address our results of operation on an adjusted EBITDA basis. This excludes the effects of interest, income taxes, depreciation, amortization, and stock compensation expenses as well as unrealized gains and losses from risk management activities. We believe that adjusted EBITDA is a better measure for assessing results from ongoing operations of our business.

Also, as Jeff provided you a brief overview of our nine month year to date results, I’m going to focus on the three months ended March 31, 2009. Adjusted EBITDA was $48.9 million for the quarter ended March 31, 2009 which was $17.2 million or 54% higher than the same period in the prior fiscal year primarily driven by timing differences associated with natural gas gross profit.

The impact of rapidly rising or falling commodity prices varies greatly depending on the period of time in which they occur during our fiscal year. Although operating results for a full fiscal year may not be materially impacted by such trends due to the Company’s commodity, hedging and contract pricing strategies, commodity price movements can have a material short term impact on monthly and quarterly operating results.

Certain impacts recognized during one or more reporting quarters when we are accumulating natural gas inventory will reverse during a subsequent recording quarter when natural gas inventory is delivered to customers. Two such impacts include the following.

First, significantly lower market prices for natural gas during fiscal year 2009 reduced the carrying value of opening natural gas inventories that are economically hedged by customer contracts or a derivative instrument and lowered our gross profit by approximately $15.8 million during the six months ended December 31, 2008. This impact was reversed during the three months ended March 31, 2009 as natural gas inventories were consumed by our customers.  [Editor’s Note: The transcript has been edited to reflect the proper time period as December 31, 2008.]

By comparison, lower gross profit of approximately $0.9 million from decreased market prices for natural gas during the six months ended December 31, 2007 was reversed during the three months ended March 31, 2008. The comparative net impact was an increase in natural gas gross profit of approximately $14.9 million (or $0.62 per MMBtu sold) in the three months ended March 31, 2009.

And secondly, during the three months ended March 31, 2009, we recorded approximately $0.4 million of realized gains related to settlement of risk management activities associated with natural gas held in inventory at March 31, 2009 as compared to realized gains of approximately $4.3 million for the same period in fiscal year 2008. This resulted in a net $3.9 million negative comparative impact on gross profit for the current period.

Excluding the impact of these two adjustments, natural gas gross profit increased approximately $3.2 million or 7% for the current quarter as compared with the same quarter in the prior fiscal year. Higher gross profit for MMBtu of natural gas sold was partially offset by lower volume of MMBtu sold to customers during the current quarter.

Total operating expenses increased to $1.8 million or six percent in the third quarter of fiscal year 2009 as compared to the same period in the prior fiscal year.

Reserves and discounts increased by $2.1 million or 94% for the current quarter due principally to higher sales in our Georgia and Texas markets where the LDCs do not guarantee customer accounts receivable and where general deterioration of economic conditions have had a negative impact on our collections of customer accounts receivables, and higher contractual discounts in our guaranteed LDC territories primarily due to geographic customer mix changes in these markets.

Depreciation and amortization increased approximately $2 million or 24% in the current quarter. This was principally due to higher amortization of customer acquisition costs that results from a general increase in customers from prior periods and our shift to direct marketing activities for which costs are typically capitalized and amortized over future years.

General and administrative expenses were $1.8 million or 11% lower in the current quarter as lower salaries and employee benefit expenses and lower professional fees were partially offset by higher customer care, billing and collection related expenses.

And finally advertising and marketing costs were $0.5 million or 52% lower for the current quarter due in part to the curtailment of sales and marketing activity in response to our overall liquidity position, and in part to limitations placed by amendments to our hedge facility on the products we can offer to customers.

Net interest expense increased $2.4 million or 25% for the current quarter as compared with the same period in the prior fiscal year. This is primarily due to the following factors. Interest and fees associated with our amended revolving credit facility are significantly higher in fiscal year 2009 due to incremental interest expense associated with the bridge loan and higher letter of credit fees.

Amortization of deferred financing costs was significantly higher for fiscal year 2009 as a result of the deferral of approximately $7.2 million of incremental financing costs associated with the facility amendments earlier in the year.

Interest income which is netted against interest expense is significantly reduced for fiscal year 2009 due primarily to lower cash balances. These increases in interest expense were partially offset by an improvement in the fair value of interest rate swaps used to economically hedge interest rate exposure associated with our senior notes. Such increases in fair value are reported as a reduction of interest expense and a reduction of interest expense associated with our senior notes primarily due to interest rate reductions over the past 12 months.

During the nine months ended March 31, 2009, our cash and cash equivalents decreased $16.7 million to a balance of $55.2 million at the end of the period.

Cash was used in or provided by the following material, operating, investing, and financing activities during the nine months ended March 31, 2009. $24.8 million in cash was used for operating activities during the period primarily for working capital needs. $12 million was provided by borrowing from the Denham credit facility in September 2008 which was required by the amendments to the revolving credit facility.

$10.4 million was provided by the bridge financing loans in November of 2008. $11.9 million was used for investment in customer acquisition costs throughout the period. $1.6 million was used to purchase natural gas inventories and customers as a result of the acquisition of Catalyst Natural Gas in October 2008. And $0.7 million was used for capital expenditures on fixed assets for the period.

Other than cash generated from sales to customers, our primary source of liquidity is our revolving credit facility which was primarily used to post letters of credit required to effectively operate within the markets that we serve.

At March 31, 2009, the total available borrowing base under the revolving credit facility was $178.9 million of which $142.8 million was utilized in the form of outstanding letters of credit. There were no cash borrowings outstanding under the revolving credit facility at March 31, 2009, other than the $10.4 million of bridge financing loans outstanding.

The sharp drop in natural gas market prices during the six months of fiscal year 2009 resulted in a significant reduction in the available borrowing base under our revolving credit facility. The reduced borrowing base strained our ability to post letters of credit as collateral with suppliers and hedge providers resulting in waivers obtained from lenders related to certain provisions included in the agreement that governs the revolving credit facility and ultimately resulted in material amendments to that agreement.

The combined impact for all fiscal year 2009 amendments to the revolving credit facility include the following.

The maximum amount that can be borrowed under the amended revolving credit facility was reduced to $210 million at March 31, 2009 from $280 million at June 30, 2008.

The maximum amount that can be borrowed was further reduced to $135 million effective May 15, 2009 and will be further reduced to $115 million effective June 30, 2009.

We paid approximately $7.2 million of closing costs, legal fees and consulting fees related to various amendments of the revolving credit facility and the hedge facility during the three months ended March 31, 2009 which were deferred on the consolidated balance sheet and are being amortized over the remaining terms of the facility.

As Jeff previously noted, we have met all defined milestone dates related to the liquidity event required by the amendments. As of May 15, 2009, the remaining milestone dates include a requirement that on May 29, 2009 we deliver to the lenders an executed agreement related to the liquidity event and the requirement that such liquidity event be consummated on or prior to May 31, 2009.

The company continues to focus its efforts on meeting the remaining milestone dates for the liquidity event under the amended revolving credit facility. I’ll now turn the call back to Jeff Mayer.

Jeffrey Mayer  — MXenergy - President, CEO

Thank you, Chaitu. And let me thank our listeners again for joining us today. We appreciate your interest in our company. And we’ll now open the call for questions. Mary?

QUESTION AND ANSWER

Operator

(Operating Instructions) You have no questions at this time and I would like to hand the call for closing remarks to Robi Artman-Hodge.

Carole Artman-Hodge  — MXenergy - EVP

Thank you, Mary. If there are no further questions, I want to thank all of you for joining us today.

A replay of this conference call will be available starting this afternoon for the next 30 days at the investor relations link at www.mxholdings.com. Additionally a transcript of today’s teleconference will be available within the next ten days via the investor relations link at www.mxholdings.com.

We appreciate your continued interest in MXenergy and look forward to having you on future calls with us. Have a great day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

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